Exhibit (3)(i)(a)


                  RESTATED ARTICLES OF INCORPORATION
                                  of
                   FIRST OF AMERICA BANK CORPORATION


     Pursuant to the provisions of Act 284, Public Acts of 1972, First of America Bank Corporation executes the following Articles:

1.   The present name of the corporation is:
               First of America Bank Corporation

2. The corporation identification number (CID) assigned by the Bureau is:
               009 - 316

3.   All former names of the corporation are:
               First National Financial Corporation
               First American Bank Corporation

4.   The date of filing the original Articles of Incorporation was:
               May 11, 1971

     The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:


                               ARTICLE I

     The name of the corporation is:    First of America Bank
Corporation


                              ARTICLE II

     The purpose or purposes for which the corporation is formed are:

     To acquire, own, manage, and control banks, bank affiliates and bank holding companies and voting shares, voting securities, or all or substantially all assets of any of the foregoing entities; to furnish facilities and services of all types to any such entities, either directly or through affiliated organizations, including without limiting the generality of any of the purposes herein stated, to operate an electronic data processing business providing systems design, programming facilities, and computer or other electronic services to banks and other businesses of all kinds. To acquire, own, manage, and control any business entity and voting shares, voting securities, or all or substantially all assets of any business entity, which Bank Holding Companies may now or hereafter be permitted by law to own or control, or the activities of which are related to banking or to managing or controlling banks.

     In general to carry on any business in connection therewith and incident thereto not forbidden by the laws of the State of Michigan and with all the powers conferred upon corporations by the laws of the State of Michigan.


                              ARTICLE III

     The address of the current registered office is: 211 South Rose Street, Kalamazoo, Michigan 49007.


                              ARTICLE IV

     The name of the current resident agent is:  Kevin T. Thompson


                               ARTICLE V

     The total authorized capital stock is:  110,000,000 shares

1.   Common shares:  100,000,000, par value $10 per share

     Preferred shares:  10,000,000, without par value

2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:


     A. No holder of stock of any series or class of the Corporation shall, as such holder, have any right to vote cumulatively for election of directors, or have any pre-emptive or preferential right of subscription for any stock of any class of the Corporation or for any obligations convertible into stock or for any right of subscription for, or any warrant or option for, the purchase of any thereof, other than such (if any) as the Board of Directors of the Corporation in its discretion may determine from time to time.

     B. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article V to divide and issue the shares of Preferred Stock in series, and by filing a certificate containing the resolution of the Board pursuant to the applicable law of the State of Michigan, to establish from time to time the number of shares to be included in each such series, and to prescribe the designation, powers, relative preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          (a) the number of shares constituting that series and the distinctive designation of that series;

          (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) whether shares of that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d) whether shares of that series shall be convertible into shares of any class or into shares of any series of any class at the option of the holder, or the Corporation, or upon the happening of a specified event; and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

          (h) any other relative rights, preferences and limitations of that series as well as other variations in the relative rights and preferences as among different series.


                              ARTICLE VI
                              "RESERVED"


                              ARTICLE VII
                              "RESERVED"


                              ARTICLE VIII
                              "RESERVED"


                              ARTICLE IX

     When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.


                               ARTICLE X

     To the extent now or hereafter permitted by the laws of the State of Michigan, the Corporation hereby indemnifies directors and officers, and any person who may have served at the Corporation's request as a director or officer of another corporation in which this corporation owns shares of capital stock, and former directors, officers and persons so serving as directors of another corporation in which this corporation owns shares of stock, against all expense and liability incurred by them by reason of having been directors or officers.


                              ARTICLE XI

     Subject to the rights of the holders of any particular class or series of preferred stock or preference stock of this Corporation:

     A. The Articles of Incorporation of this Corporation, as amended, shall be subject to alteration, amendment or repeal, and new provisions thereof may be adopted, by the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors (such outstanding shares hereinafter referred to collectively as the "Voting Stock"), voting together as a single class, at any regular or special meeting of the shareholders (but only if notice of the proposed change be contained in the notice to the shareholders of the proposed meeting). Notwithstanding the foregoing and in addition to any other requirements of applicable law, the alteration, amendment or repeal of, or the adoption of any provision inconsistent with this
Article XI or Articles XIII or XIV or XV of the Articles of Incorporation shall require the affirmative vote of the holders of not less than 66 2/3% of the voting power of all shares of the Voting Stock, voting together as a single class, at any regular or special meeting of the shareholders.

     B. No amendment, alteration, repeal or adoption of any new provision of the Articles of Incorporation shall be made which permits action required or permitted to be taken by shareholders to be taken by written consent by less than all of the holders of Voting Stock unless such amendment, alteration, repeal or adoption of such new provision of the Articles of Incorporation shall have been approved by the affirmative vote of not less than 66 2/3% of the voting power of all shares of the Voting Stock, voting together as a single class, at any regular or special meeting of shareholders.

     C. The By-Laws of this Corporation shall be subject to alteration, amendment or repeal, and new By-Laws may be adopted, (i) by the affirmative vote of the holders of not less than a majority of the voting power of all shares of the Voting Stock, voting together as a single class, at any regular or special meeting of the shareholders (but only if notice of the proposed change be contained in the notice to the shareholders of the proposed meeting), or (ii) by the affirmative vote of not less than a majority of the members of the Board of Directors at any meeting of the Board of Directors at which there is a quorum present and voting; provided, that any alteration, amendment or repeal, or the adoption of any provision inconsistent with Article II, Section 2, Section 4, or Section 8, or Article III,
Section 2, Section 3, Section 6, Section 7, Section 11, or Section 13, or Article XII, of the By-Laws, shall require, in the case of shareholder action, the affirmative vote of the holders of not less than 66 2/3% of the voting power of all shares of the Voting Stock, voting together as a single class, at any regular or special meeting of the shareholders, or, in the case of action by the Board of Directors, the affirmative vote of such number of directors constituting not less than 80% of the total number of directorships fixed by a resolution adopted by the Board of Directors pursuant to
Article XIII of the Articles of Incorporation, whether or not such directorships are filled at the time (such total number of directorships hereinafter referred to as the "Full Board").


                              ARTICLE XII

     The Board of Directors of the Corporation, when evaluating any offer of another person to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituencies of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.


                             ARTICLE XIII

     Subject to the rights of the holders of any particular class or series of preferred stock or preference stock of this Corporation:

     A. The number of directors of this Corporation shall be fixed from time to time by a resolution adopted by not less than 80% of the Full Board (as defined in Article XI). The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1987 Annual Meeting of shareholders, the term of office of the second class to expire at the 1988 Annual Meeting of shareholders and the term of office of the third class to expire at the 1989 Annual Meeting of shareholders. At each Annual Meeting of shareholders following such initial classification and election, the class of directors whose terms of office shall expire at such time shall be elected to hold office for terms expiring at the third succeeding Annual Meeting of shareholders following their election. Each director shall hold office until his successor shall be elected and shall qualify.

     B. (i) Newly created directorships resulting from any increase in the total number of authorized directors may be filled by the affirmative vote of not less than 80% of the directors then in office, or by a sole remaining director, at any regular or special meeting of the Board of Directors, or by the shareholders in accordance with the By-Laws, and (ii) any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by the affirmative vote of not less than 80% of the directors then in office, or by a sole remaining director, at any regular or special meeting of the Board of Directors. If the number of directors is increased or decreased, any increase or decrease shall be apportioned as nearly as possible among each class so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill any vacancy resulting from any increase in such class shall hold office for a term which shall coincide with the remaining term of that class. No decrease in the total number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

     C. Any director may be removed only for cause and only by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all shares of the Voting Stock (as defined in Article XI), voting together as a single class, at any regular or special meeting of the shareholders, subject to any requirement for a larger vote contained in any applicable law, this Corporation's Articles of Incorporation, as amended, or the By-Laws.

                              ARTICLE XIV

     A. Except where a greater vote is required by MCL 450.1775 et seq; MSA 21.200(775) et seq, or other law, and subject to the rights of the holders of any particular class or series of preferred stock or preference stock of this Corporation, a Business Combination shall require an advisory statement from the Board of Directors and approval by an affirmative vote of both of the following:

          (1) Not less than 66 2/3% of the voting power of all shares of the Voting Stock, voting together as a single class, at any regular or special meeting of the shareholders of this Corporation; and

          (2) Not less than a majority of the voting power of all shares of the Voting Stock, voting together as a single class, at any regular or special meeting of the shareholders of this Corporation, other than Voting Stock held by an Interested
     Shareholder who is, or whose Affiliate is, a party to the Business Combination or an Affiliate or Associate of the Interested Shareholder.

     B. The votes required by Paragraphs A(1) and (2) shall not apply to a Business Combination if each of the following conditions are met:

          (1) The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of Common Stock in the Business Combination is at least equal to the highest of the following:

               (a) The highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the Interested Shareholder for any shares of Common Stock of the same class or series acquired by the Interested Shareholder within the 2-year period immediately prior to the Announcement Date of the proposal of the Business Combination, or in the transaction in which the shareholder became an Interested Shareholder, whichever is higher.

               (b) The Market Value per share of Common Stock of the same class or series on the Announcement Date or on the Determination Date, whichever is higher.

          (2) The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding stock other than Common Stock shall be at least equal to the highest of the following, whether or not the Interested Shareholder has previously acquired any shares of a particular class or series of stock:

               (a) The highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the Interested Shareholder for any shares of the class of stock acquired by it within the 2-year period immediately prior to the Announcement Date of the proposal of the Business Combination, or in the transaction in which it became an Interested Shareholder, whichever is higher.

               (b) The highest preferential amount per share to which the holders of shares of the class of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution, or winding up of this Corporation.

               (c) The Market Value per share of the class of stock on the Announcement Date or on the Determination Date, whichever is higher.

          (3) The consideration to be received by holders of any class or series of outstanding stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of the same class or series of stock. If the Interested Shareholder has paid for shares of any class of stock with varying forms of consideration, the form of consideration for the class of stock shall be either cash or the form used to acquire

     the largest number of shares of the class or series of stock previously acquired by the Interested Shareholder.

          (4) After the Interested Shareholder has become an Interested Shareholder and prior to the consummation of a Business Combination, all of the following conditions have been met:

               (a) Any full periodic dividends, whether or not cumulative, on any outstanding preferred stock of this Corporation shall have been declared and paid at the regular date therefor.

               (b) The annual rate of dividends paid on any class or series of stock of this Corporation that is not preferred stock, except as necessary to reflect any subdivision of the stock, shall not have been reduced, and the annual rate of dividends shall have increased as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the stock.

               (c) After the Interested Shareholder has become an Interested Shareholder, the Interested Shareholder may not have received the benefit, directly or indirectly, except proportionately as a shareholder, of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by this Corporation or any of its subsidiaries, whether in anticipation of or in connection with the Business Combination or otherwise.

               (d) The Interested Shareholder did not become the Beneficial Owner of any additional shares of this Corporation except as part of the transaction which resulted in the Interested Shareholder becoming an Interested
          Shareholder or by virtue of proportionate stock splits or stock dividends.

     C. The provision of subparagraphs B(4)(a) and (b) shall not apply if an Interested Shareholder or an Affiliate or Associate of the Interested Shareholder did not vote as a director of this Corporation in a manner inconsistent with subparagraphs B(4)(a) and (b) and the Interested Shareholder, within 10 days after any act or failure to act inconsistent with subparagraphs B(4)(a) and (b), notifies the Board of Directors of this Corporation in writing that the Interested Shareholder disapproves thereof and requests in good faith that the Board of Directors rectify the act or failure to act.

     D. For purposes of this Article XIV, the following words and phrases shall mean:

          (1) Affiliate or Affiliated Person means a person who directly, or indirectly through 1 or more intermediaries, Controls, is Controlled By, or is Under Common Control With a specified person.

          (2) Announcement Date means the first general public announcement or the first communication generally to shareholders of this Corporation, whichever is earlier, of the proposal or intention to make a proposal concerning a Business Combination.

          (3) Associate, when used to indicate a relationship with any person, means any 1 of the following:

               (a) Any corporation or organization, other than this Corporation or a subsidiary of this Corporation, in which the person is an officer, director, or partner, or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of Equity Securities.

               (b) Any trust or other estate in which the person has a beneficial interest of 10% or more or as to which the person serves as trustee or in a similar fiduciary capacity in connection with the trust or estate.

               (c) Any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of this Corporation or any of its Affiliates.


          (4) Beneficial Owner, when used with respect to any Voting Stock, means a person who:

               (a) Individually or with any of its Affiliates or Associates, beneficially owns Voting Stock, directly or indirectly.

               (b) Individually or with any of its Affiliates or Associates, has:

                    (i) The right to acquire Voting Stock, whether the right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

                    (ii) The right to vote Voting Stock pursuant to
               any agreement, arrangement, or understanding.

                    (iii)     Any agreement, arrangement, or
               understanding for the purpose of acquiring, holding, voting, or disposing of Voting Stock with any other person who beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, the Voting Stock.

          (5) Business Combination means any 1 or more of the following:

               (a) Any merger, consolidation, or share exchange of this Corporation or any domestic subsidiary which alters the contract rights of the shares as expressly set forth in the Articles of Incorporation or which changes or converts, in whole or in part, the outstanding shares of this Corporation with either:

                    (i)  Any Interested Shareholder.

                    (ii) Any other corporation, whether or not itself
               an Interested Shareholder, which is, or after the merger, consolidation, or share exchange would be, an Affiliate of an Interested Shareholder that was an Interested Shareholder prior to the transaction.

               (b) Any sale, lease, transfer, or other disposition, except in the usual and regular course of business, in 1 transaction or a series of transactions in any 12-month period, to any Interested Shareholder or any Affiliate of any Interested Shareholder, other than this Corporation or any of its subsidiaries, of any assets of this Corporation or any domestic subsidiary having, measured at the time the transaction or transactions are approved by the Board of Directors of this Corporation, an aggregate book value as of the end of this Corporation's most recently ended fiscal quarter of 10% or more of its net worth.

               (c) The issuance or transfer by this Corporation, or any domestic subsidiary, in 1 transaction or a series of transactions, of any Equity Securities of this Corporation or any domestic subsidiary which have an aggregate Market Value of 5% or more of the total Market Value of the outstanding shares of this Corporation to any Interested Shareholder or any Affiliate of any Interested Shareholder, other than this Corporation or any of its subsidiaries, except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of this Corporation's Voting Stock or any other method affording substantially proportionate treatment to the holders of Voting Stock.

               (d) The adoption of any plan or proposal for the liquidation or dissolution of this Corporation in which anything other than cash will be received by an Interested Shareholder or any Affiliate or any Interested Shareholder.

               (e) Any reclassification of securities, including any reverse stock split, or recapitalization of this Corporation, or any merger, consolidation, or share exchange of this Corporation with any of its subsidiaries which has the effect, directly or indirectly, in 1 transaction or a series of transactions, of increasing by 5% or more of the total number of outstanding shares, the proportionate amount of the outstanding shares of any class of Equity Securities of this Corporation or any domestic subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

          (6) Common Stock means any stock other than preferred or preference stock.

          (7) Control, Controlling, Controlled By, or Under Common Control With means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. The Beneficial Ownership of 10% or more of the Voting Stock of a corporation shall create a presumption of Control.

          (8) Determination Date means the date on which an Interested Shareholder first became an Interested Shareholder.

          (9)  Equity Security means any 1 of the following:

               (a) Any stock or similar security, certificate of interest, or participation in any profit sharing agreement, voting trust certificate, or Voting Stock.

               (b) Any security convertible, with or without consideration, into an Equity Security, or any warrant or other security carrying any right to subscribe to or purchase an Equity Security.

               (c) Any put, call, straddle, or other option or privilege of buying an Equity Security from or selling an Equity Security to another without being bound to do so.

          (10) Interested Shareholder means any person, other than this Corporation or any subsidiary, who is either:

               (a) The Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock of this Corporation.

               (b) An Affiliate of this Corporation and at any time within the 2-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock of this Corporation.

               (c) For the purpose of determining whether a person is an Interested Shareholder pursuant to subparagraph (a) or
          (b), the number of shares of Voting Stock considered to be outstanding shall include all Voting Stock owned by the person except for those shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (11) Market Value means either of the following:

               (a) With respect to shares, the highest closing sale price during the 30-day period immediately preceding the date in question of a share as listed on:

                    (i)  The composite tape for New York stock
               exchange - listed securities.

                    (ii) If not listed pursuant to subparagraph (i),
               the New York stock exchange.

                    (iii)     If not listed pursuant to subparagraph
               (i) or (ii), the principal United States security exchange registered under the Securities Exchange Act of 1934, 48 Stat. 881.

                    (iv) If not listed pursuant to subparagraph (i),
               (ii), or (iii), the highest closing bid quotation during the 30-day period preceding the date in question as listed on the National Association of Securities Dealers, Inc. automated quotations system or any other system then in use.


               (v) If a listing is not available pursuant to subparagraphs (i) to (iv), then, the fair market value of the shares, on the date in question, as determined in good faith by this Corporation's Board of Directors.

               (b) With respect to property other than cash or shares, the fair market value of the property on the date in question, as determined in good faith by this Corporation's Board of Directors.

          (12) Valuation Date means:

               (a)  In a Business Combination voted upon by
          shareholders, the day prior to the date of the shareholders vote or the day which is 20 calendar days prior to the consummation of the Business Combination, whichever is later.

               (b) In a Business Combination not voted upon by shareholders, the date of the consummation of the Business Combination.

          (13) Voting Stock means those shares of a corporation entitled to vote generally in the election of directors.

     E. The Continuing Directors (as defined in Article XV) by majority vote shall have the power to determine for the purposes of this Article XIV, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder,
(b) the number of shares of Voting Stock or other Equity Securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the assets that are the subject of any Business Combination equal or exceed ten percent (10%) of the net worth of this Corporation, (e) whether a proposed plan of dissolution or liquidation is proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, (f) whether any transaction has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Voting Stock or other Equity Securities that is beneficially owned by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, (g) whether any Business Combination satisfies the conditions set forth in Paragraphs B or C of this
Article XIV, and (h) such other matters with respect to which a determination is required under this Article XIV. Any such determination made in good faith shall be binding and conclusive on all parties.

     F. Nothing contained in this Article XIV shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     G. The fact that any Business Combination complies with the provisions of Paragraphs B and C of this Article XIV shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, or the Continuing Directors, or any of them, to approve such Business Combination or recommend its adoption or approval to the shareholders of this Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, or the Continuing Directors, or any of them, with respect to evaluations of or actions and responses taken with respect to such Business Combination.


                              ARTICLE XV

     Subject to the rights of the holders of any particular class or series of preferred or preference stock of this Corporation:

          A. Except as otherwise expressly provided in the immediately following paragraph:

               (1) Any merger or consolidation of this Corporation with or into any other corporation other than a Subsidiary; or

               (2) Any sale, lease, exchange, or other disposition by this Corporation or any Subsidiary of assets constituting all or substantially all of the assets of this Corporation and its Subsidiaries taken as a whole to or with any other person or entity in a single transaction or series of related transactions; or

               (3)  Any liquidation or dissolution of this
          Corporation;

     shall require, in addition to any vote required by law or otherwise, the affirmative approval of holders of not less than both 66 2/3% of the voting power of all shares of the Voting Stock (as defined in Article XI), voting together as a single class, at any regular or special meeting of shareholders, subject to any requirement for a larger vote contained in any applicable law and not less than a majority of the voting power of all shares of the Voting Stock, voting together as a single class, at any regular or special meeting of the shareholders of this Corporation, subject to any requirement for a larger vote contained in any applicable law, other than the Voting Stock held by any Interested Shareholder (as defined in Article XIV).

          B. The provisions of this Article XV shall not apply to any transaction described in paragraph A if such transaction is approved by a majority of the Continuing Directors.

          C. For purposes of this Article XV, (a) the term "Subsidiary" means any corporation of which a majority of each class of equity security is beneficially owned, directly or indirectly, by this Corporation, (b) the term "Affiliate," as used to indicate a relationship to a specified person, shall mean a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person, except that, notwithstanding the foregoing, a director of this Corporation shall not be deemed to be an Affiliate of a specified person if such director, in the absence of being a shareholder, director or officer of this Corporation or a director or officer of any Subsidiary, would not be an Affiliate of such specified person, (c) the term "Associate," as used to indicate a relationship with a specified person, shall mean (i) any corporation, partnership or other organization of which such specified person is an officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities, (ii) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary duty, (iii) any relative or spouse of such specified person or any relative of such spouse who has the same home as such specified person and (iv) any person who is a director or officer of such specified person or any or its Affiliates, except that notwithstanding clauses, (i), (ii),
     (iii), and (iv) above, a director of this Corporation shall not be deemed to be an Associate of a specified person if such director, in the absence of being a shareholder, director or officer of this Corporation or a director or officer of any Subsidiary, would not be an Associate of such specified person,
     (d) the term "Transacting Entity" shall mean (i) a corporation with which this Corporation merges or consolidates in a transaction described in clause (1) of paragraph A of this
     Article XV, (ii) a person or entity to which this Corporation sells, leases, exchanges or otherwise disposes of assets in a transaction described in clause (2) of paragraph A of this
     Article XV, or (iii) a person, other than the Chief Executive Officer of this Corporation, or entity who shall propose a liquidation or dissolution described in clause (3) of paragraph A of this Article XV, and (e) the term "Continuing Director" shall mean a director who is neither an Affiliate nor an Associate of the Transacting Entity, provided that if there be no Transacting Entity, each director is a Continuing Director.


                              ARTICLE XVI

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the director's fiduciary duty; provided that this Article XVI shall not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the Corporation or its shareholders or for any act or omission for which the elimination or limitation of liability is not permitted by the Business Corporation Act, as amended from time to time. No amendment, alteration, modification or repeal of this Article XVI shall have any effect on the liability of any director of the Corporation with respect to any act or omission of such director occurring prior to such amendment, alteration, modification or repeal.


                               Form of
                              RESOLUTION
                 Adopted by the Board of Directors of
                   FIRST OF AMERICA BANK CORPORATION
                              Relating to
             SERIES A JUNIOR PARTICIPATING PREFERRED STOCK


     RESOLVED, that pursuant to authority expressly vested in the Board of Directors under Article V of the Articles of Incorporation of the Corporation, as amended, the Board of Directors divides the authorized and unissued Preferred Stock of the Corporation, hereby establishing and authorizing a series of 500,000 shares of Series A Junior Participating Preferred Stock, and hereby authorizes the issuance of such series of Series A Junior Participating Preferred Stock having the following terms, provisions, preferences, relative rights, voting powers, restrictions and limitations in addition to those set forth in Article V as so amended:

     I.   SERIES A JUNIOR PARTICIPATING PREFERRED STOCK:

     500,000 shares of Preferred Stock of the Corporation, without par value, are hereby constituted as the original number of shares of a series of Preferred Stock designated as Series A Junior Participating Preferred Stock (hereinafter sometimes called the "Series A Preferred Stock"). The term "Articles of Incorporation" when used herein shall include all statements or certificates filed pursuant to law with respect to any series of Preferred Stock.

     II.  RIGHTS AND PREFERENCES OF SERIES A PREFERRED STOCK:

          Section 1.     Dividends and Distributions.

          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of February, May, August and November in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of
(a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, $10.00 par value per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after July 18, 1990 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest.
Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

          Section 2.     Voting Rights.  The holders of shares of
Series A Preferred Stock shall have the following voting rights:

          (A) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) (i) If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to four (4) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of Series A Preferred Stock) with dividends in arrears in an amount equal to four (4) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

               (ii) During any default period, such voting right of the holders of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this
Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred
Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common
Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right, subject to the limitation on number of directors set forth in the Certificate of Incorporation, to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

               (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman, the President, the Executive Committee or the Board of Directors of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 15 days and not later than 60 days after such order or request; or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

               (iv) In any default period the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

               (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate of Incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

          (D)  Except as set forth herein, holders of Series A
Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 3.     Certain Restrictions.

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;


               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

               (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          B. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 4. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          Section 5.     Liquidation, Dissolution or Winding Up.

          (A) Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $190.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A
Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

          (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares in Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 6. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7. Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          Section 8. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

          Section 9. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in liquidating distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

                              CERTIFICATE

     THE UNDERSIGNED, John B. Rapp, hereby certifies that he is an Executive Vice President and the Secretary of First of America Bank Corporation, a Michigan corporation, and that the foregoing is a true and correct copy of a Resolution duly adopted at a meeting of the Board of Directors of said Corporation and held July 18, 1990, at which a quorum was present and acting throughout and that such Resolution is in full force and effect and has not been amended, rescinded, or repealed as of the date hereof.

Dated:    July 18, 1990



                                   /s/  JOHN B. RAPP
                                        John B. Rapp
                                        Executive Vice President and
                                        Secretary



3                  FIRST OF AMERICA BANK CORPORATION
             Resolution Adopted by the Board of Directors
                         on December 10, 1986
                              Relating to
                Series F 9% Convertible Preferred Stock


     RESOLVED, that pursuant to authority expressly vested in the Board of Directors under Article V of the Articles of Incorporation of the Corporation, as amended, the Board of Directors divides the authorized and unissued Preferred Stock of the Corporation, hereby establishing and authorizing a series of 400,000 shares of Series F 9% Convertible Preferred Stock, and hereby authorizes the issuance of such series of Series F 9% Convertible Preferred Stock having the following terms, provisions, preferences, relative rights, voting powers, restrictions and limitations in addition to those set forth in
Article V as so amended:

1.   SERIES F 9% CONVERTIBLE PREFERRED STOCK:

     400,000 shares of Preferred Stock of the Corporation, without par value, are hereby constituted as the original number of shares of a series of Preferred Stock designated as Series F 9% Convertible Preferred Stock (hereinafter sometimes called the "Series F Preferred"). The term "Articles of Incorporation" when used herein shall include all statements or certificates filed pursuant to law with respect to any series of Preferred Stock.

2.   RIGHTS AND PREFERENCES OF SERIES F PREFERRED:

     A. The Corporation shall not issue any shares of Preferred Stock or any other class of Stock ranking senior as to dividends or liquidation to the Series F Preferred without the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series F Preferred. There shall be no change in the Corporation's Articles of Incorporation amending the terms of the Preferred Stock as initially adopted or the terms (including number of shares) of the Series F Preferred without the affirmative vote or written consent of the holders of a majority of the Series F Preferred outstanding.

     B. The Series F Preferred of the Corporation shall rank prior to the Common Stock of the Corporation both as to dividends and assets, and any class or classes or series of stock shall be deemed to rank (i) prior to the Series F Preferred either as to dividends or assets if the holders of such class or classes or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series F Preferred;
(ii) on a parity with the Series F Preferred either as to dividends or assets, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series F Preferred, if the holders of such class or classes or series of stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one over the other with respect to the holders of the Series F Preferred; and (iii) junior to the Series F Preferred either as to dividends or assets, if the rights of the holders of such class or classes or series shall be subject or subordinate to the rights of the holders of the Series F Preferred in respect of the receipt of dividends or of the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

3.   DIVIDENDS:

     A. Subject to the provisions hereinafter set forth, the Series F Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of any funds of the Corporation lawfully available therefor, cumulative cash dividends annually at the rate of $17.10 per share and no more payable quarterly on the first day of March, June, September and December in each year (each such day being hereinafter referred to as a "quarterly dividend date") to shareholders of record at the close of business on such date as shall be fixed by the Board of Directors at the time of the declaration of the dividend. Such dividends on each share of Series F Preferred shall be cumulative from the date of issue thereof, and shall be appropriately prorated with respect to the period between the date of issue and the first dividend payment date.


     B. The amount of unpaid dividends accumulated on any share of Series F Preferred during the period during which such share is outstanding shall be deemed to be the amount of any unpaid dividends accumulated thereon through the latest preceding dividend date, whether or not earned or declared. Accumulated unpaid dividends shall not bear interest.

     C. As long as any shares of Series F Preferred, any shares of 9% Convertible Preference Stock, any shares of Series B 9% Convertible Preferred Stock, any shares of Series C 9 1/4% Convertible Preferred Stock, any shares of Series D 11 1/4% Convertible Preferred Stock, any shares of Series E 10% Convertible Preferred Stock and any other shares of any class or series of stock of the Corporation ranking on a parity with the Series F Preferred in the payment of dividends are outstanding and the stated dividends on all such stock are not paid in full, the shares of all classes and series of such stock including the Series F Preferred shall share ratably in the payment of dividends including accumulations, if any, in like proportion to the sum which would be payable on such shares if all dividends were declared and paid in full.

     D. At any time after full cumulative dividends for all previous dividend periods shall have been paid on the Series F Preferred, 9% Convertible Preference Stock, the Series B 9% Convertible Preferred
Stock, the Series C 9 1/4% Convertible Preferred Stock, the Series D 11 1/4% Convertible Preferred Stock, the Series E 10% Convertible Preferred
Stock and each other class or series of stock (if any) ranking prior to, or on a parity with, the Series F Preferred as to dividends, then, but not prior thereto, out of any funds of the Corporation lawfully available therefor, dividends may be declared on the class or classes or series of stock junior to the Series F Preferred as to dividends, subject to the respective terms and provisions applying thereto. If at any time the Corporation shall be in arrears in respect to dividends on any shares of Series F Preferred, thereafter until such dividends shall have been paid or declared and set apart for payment, the Series F Preferred or any subsidiary shall not purchase, redeem or otherwise acquire for consideration any shares of any class or series of stock then outstanding and ranking on a parity with or junior to the Series F Preferred nor shall the Corporation optionally prepay any notes, bonds or other similar obligations not then due, or amend the terms thereof to accelerate any payments thereon.

4.   LIQUIDATION:

     In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts of the Corporation and provision for the rights on such event of any class or series of stock ranking prior to the Series F Preferred, if any, and other liabilities of the Corporation and before any distribution to the holders of shares of Common Stock or any other class or series of stock junior to the Series F Preferred, the holders of shares of Series F Preferred shall be entitled to receive out of the net assets of the Corporation an amount in cash for each share equal to $190.00 per share (the "liquidating value"), plus all dividends accumulated and unpaid on each such share of Series F Preferred and an amount equal to a quarterly dividend prorated on the basis of the number of days from the latest quarterly dividend date to the date fixed for distribution and no more. If the above-stated amount payable in such event to the holders of the Series F Preferred and the amount payable to the holders of 9% Convertible Preference Stock, the Series B 9%
Convertible Preferred Stock, the Series C 9 1/4% Convertible Preferred Stock, the Series D 11 1/4% Convertible Preferred Stock, the Series E 10% Convertible Preferred Stock and any other class or series of stock ranking on a parity with the Series F Preferred in liquidation, cannot be paid in full, the holders of shares of Series F Preferred and any other class or series of stock with an equal preference in liquidation shall share ratably in any distribution of assets in proportion to the sums which would have been paid to them upon such distribution if all sums payable were paid and discharged in full. Neither the merger nor consolidation of the Corporation nor the sale, lease or conveyance of all or a part of its assets shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

5.   REDEMPTION:

     A. The Series F Preferred shall be subject to redemption on and after the seventh anniversary of the date of issuance at the option of the Corporation, as a whole at any time, or in part, from time to time, as the Board of Directors may from time to time determine, at a redemption price without premium of $190.00 per share plus, in each case, an amount equivalent to all accumulated unpaid dividends thereon and an amount equal to a quarterly dividend pro-rated on the basis of the number of days from the latest quarterly dividend date to the date fixed for redemption.

     B. In the case of any redemption, a notice of the time and place of redemption shall be given by certified or registered mail not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption, to the holders of record of the shares so to be redeemed, in such form as may be prescribed by the Board of Directors (said notice shall include notice of the conversion privilege and the time period and requirements to be met to perfect a conversion); provided, that in case of redemption of less than all of the outstanding shares of the Series F Preferred, the shares of Series F Preferred shall be redeemed pro rata to the nearest whole share per holder. At any time after notice of redemption has been given in the form prescribed by the Board of Directors to the holders of shares so to be redeemed, the Corporation may, on or prior to the date specified in such notice for redemption, deposit either cash or a letter of credit with a bank, trust company or national banking association which is a member of the Federal Reserve System having capital, surplus and undivided profits of at least $50,000,000.00, named in such notice, for the aggregate redemption price, in trust, for immediate payment, in the amounts aforesaid, to the respective orders of the holders of the shares so to be redeemed and upon surrender of the certificates for such shares on such endorsement to the Corporation or its nominee or otherwise as may be required. Upon the date fixed for redemption (unless the Corporation shall default in making payment of the redemption price as set forth in such notice) and the Corporation's compliance with any applicable provisions of the Michigan Business Corporation Act, as then in effect, such holders shall cease to be shareholders with respect to the said shares so called for redemption, and from and after the date fixed for redemption (the Corporation not having defaulted in making payment of the redemption price as set forth in such notice) the said shares so called for redemption shall no longer be transferable on the books of the Corporation and the holders thereof shall have no interest in or claim against the Corporation with respect to the said shares but shall be entitled only to receive the redemption price from the said bank, trust company or national banking association or from the Corporation, without interest thereon, upon surrender of the certificates as aforesaid. Any funds so deposited (together with any interest thereon) which shall not be required for such redemption shall be returned to the Corporation forthwith.

     C. If at any time less than all of the outstanding shares of Series F Preferred is to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors of the Corporation, provided however the minimum amount of any such partial redemption shall be 10% of the shares of Series F Preferred initially outstanding and the shares to be redeemed shall be determined pro rata to the nearest whole share per holder; and provided further that if, prior to any redemption, the shares of Series F Preferred shall have become quoted on NASDAQ, the Corporation shall not make a redemption of less than all of the outstanding shares of Series F Preferred if there remains outstanding after the redemption fewer shares than the number required for continued qualification and authorization for NASDAQ. The Board of Directors of the Corporation, subject to the foregoing, shall, in each instance, prescribe the manner in which the shares of Series F Preferred shall be redeemed.

     D. In order to facilitate the redemption of any shares of Series F Preferred that may be chosen for redemption, the Board of Directors may cause the transfer books of the Corporation to be closed as to all such shares at any time from and after the date fixed for redemption and may make and enforce any and all such reasonable regulations not inconsistent herewith governing the manner of redemption as the Board of Directors in its discretion may deem advisable.

     E. If at any time the Corporation shall fail to pay full cumulative dividends on any shares of Series F Preferred, thereafter and until such dividends shall have been paid or declared and set apart for payment, the Corporation shall not make any redemption of less than all of the shares of Series F Preferred at such time outstanding, and neither the Corporation nor any subsidiary shall purchase any shares of Series F Preferred except in accordance with a purchase offer made to all holders of the shares of Series F Preferred, provided that nothing herein shall prevent the Corporation from completing the redemption of shares of Series F Preferred pursuant to a notice of redemption which was mailed prior to any such failure to pay dividends.

     F. All certificates of Series F Preferred surrendered on redemption and the shares of Series F Preferred redeemed as provided herein shall be cancelled and retired and no further shares of Series F Preferred shall be issued in lieu thereof.

6.   VOTING RIGHTS:

     Except as otherwise expressly provided by law and except as hereinafter provided, the holders of shares of Series F Preferred shall have no voting rights and shall not be entitled to notice of meetings of shareholders, and the exclusive voting power shall be vested in the holders of shares of Common Stock except:

     A. The Corporation shall not issue any shares of stock ranking prior as to dividends or liquidation to the Series F Preferred voting or consenting as a class. There shall be no amendment of this Resolution or of any part of the Corporation's Articles of Incorporation amending the terms of the Preferred Stock (including the number of shares of the Series F Preferred) without the affirmative vote or written consent of the holders of a majority of the shares of Series F Preferred outstanding.

     B. Whenever accumulated dividends on any Series F Preferred then outstanding have not been paid in an aggregate amount equivalent to four full quarterly dividends, then the holders of shares of Series F Preferred and any other series of Preferred Stock of the Corporation entitled to vote then outstanding voting as a single combined class, shall be entitled to vote for and elect additional directors to the nearest whole number equal to that percentage of the then current number of directors determined by dividing the Corporation's then total stockholders' equity into the total stated capital of Series F Preferred and any other series of Preferred Stock entitled to vote, such additional directors to hold office until the next annual meeting or until such arrearages are cured, whichever first occurs, and the holders of shares of Common Stock, voting separately and as a class, shall be entitled to elect the number of directors specified in or pursuant to the By-Laws of the Corporation in the absence of an arrearage. The holders of shares of Series F Preferred and any other series of Preferred Stock entitled to vote shall continue to have such right to vote for and elect additional directors until such time as all accumulated dividends and the then current dividends on all shares then outstanding shall have been declared and paid in full, or money for the payment thereof set apart, whereupon the holders of Series F Preferred and any other series of Preferred Stock entitled to vote shall be divested of such right to vote for and elect directors and the exclusive voting power to vote for and elect directors revested in the holders of Common Stock as before. Whenever the right of the holders of shares of Series F Preferred and any other series of Preferred Stock entitled to vote for and elect additional directors as herein provided shall have been so terminated, the terms of office of any persons who at that time may be additional directors elected by the holders of shares of Series F Preferred and any other series of Preferred Stock entitled to vote shall forthwith expire. If the right to vote for and elect additional directors, as herein provided, shall accrue to the holders of Series F Preferred and any other series of Preferred Stock entitled to vote within ninety (90) days prior to the date fixed by the By-Laws of the Corporation for the annual meeting of shareholders next ensuing, the holders of shares of Series F Preferred and any other series of Preferred Stock entitled to vote then outstanding shall be given notice of such annual meeting in the same manner as such notice is given to the holders of shares of Common Stock, and the holders of shares of Series F Preferred and any other series of Preferred Stock entitled to vote for and elect additional directors and of shares of Common Stock shall be entitled to elect directors, as provided, at such meeting. If the holders of shares of Series F Preferred and any other series of Preferred Stock entitled to vote then outstanding shall not exercise their power to elect additional directors at such annual meeting (or any adjournment thereof), then the holders of shares of Common Stock voting at such meeting shall have the right to elect such additional directors as well as the directors which the holders of shares of Common Stock are otherwise entitled to elect at such meeting. If the right to elect additional directors, as herein provided, shall accrue to the holders of the Series F Preferred and any other series of Preferred Stock entitled to vote at a time not within 90 days prior to the date fixed by the By-Laws of the Corporation for the annual meeting of shareholders next ensuing, the Board of Directors, upon the written request of the holders of at least 10% of the shares of Series F Preferred then outstanding, shall give notice of a meeting of the holders of shares of Series F
Preferred and any other class or series of a class of stock entitled to vote for and elect additional directors to be held for the election of additional directors within not less than fifteen (15) nor more than sixty (60) days after the receipt of such request, at which meeting the holders of shares of the Series F Preferred and holders of any other class or series of a class of stock entitled to vote shall be entitled to elect additional directors as provided herein and in such other instruments under which holders of any such other class or series of stock may be entitled to elect additional directors.
Whether or not the holders of 10% of the Series F Preferred request such meeting, the holders of shares of Series F Preferred and the holders of any other series of Preferred Stock entitled to vote shall be entitled to notice of such a meeting and to vote for and elect, voting as a class, additional directors, as herein provided, at each successive annual meeting until such time as all accumulated dividends and the then current dividends on all shares then outstanding shall have been declared and paid in full, or money for the payment thereof set apart. All notices of meetings shall be given and the election of directors shall be held in accordance with the provisions contained in the By-Laws of the Corporation.

7.   CONVERSION PRIVILEGE:

     Immediately upon the date of issuance, shares of Series F Preferred are, at the option of the holders thereof, convertible into fully paid and non-assessable shares of Common Stock of the Corporation, upon the following terms and conditions, at any time and from time to time, except that any of such shares of Series F Preferred which have been called for redemption shall be convertible up to and including, but not after, the close of business on the fifth day prior to the date fixed for redemption.

     A. In order to exercise the conversion privilege, the holder of any shares of Series F Preferred to be converted shall surrender to the Corporation or any transfer agent of the Corporation for such shares, the certificate or certificates therefor which certificates shall be, if required by the Corporation, duly endorsed by, and accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by the registered holder or his duly authorized attorney, duly accompanied by written notice to convert all such shares or a whole number of such shares stated in such notice executed on the form set forth on such certificates or on such other form as may be satisfactory to the Corporation.

     As soon as practicable after the surrender of such certificates as provided above, the Corporation shall cause to be issued and delivered, at the office of such transfer agent, to or on the order of the holder of the certificates thus surrendered, a certificate or certificates for the number of full shares of Common Stock issuable hereunder upon the conversion of shares of Series F Preferred and cash, as provided in Paragraph E hereof, in respect to any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected on the date on which the certificates for such shares of Series F Preferred have been surrendered accompanied by such written notice as provided above, and the person in whose name any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become on such date the holder of record of the shares represented thereby.

     B. No adjustment or allowance shall be made for dividends on shares of Series F Preferred surrendered for conversion, whether accrued, accumulated, or otherwise; provided that any converting holder of shares of Series F Preferred who exercises the conversion privilege effective on a date as of which there are unpaid dividends accumulated shall be subsequently paid the amount of such unpaid dividends accumulated on the Series F Preferred or any other series of Preferred Stock and 9% Convertible Preference Stock and any other shares of any class or series of stock ranking on a parity with the Series F Preferred in the payment of dividends. The right to such payment shall not be transferable.

     C. Shares of Series F Preferred are initially convertible into shares of Common Stock at the initial conversion price of $63.33 for each share of Common Stock taking such shares of Series F Preferred at $190.00 per share, so that one (1) share of Series F Preferred shall initially be convertible into 3 shares of Common Stock.


     D. (i) In case the Corporation shall at any time after the date hereof (a) pay a dividend or make a distribution on Common Stock in shares of Common Stock, (b) subdivide or reclassify its outstanding Common Stock into a greater number of shares of Common Stock, or
(c) combine or reclassify its outstanding Common Stock into a smaller number of shares, the conversion price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of any shares of Series F Preferred surrendered for conversion after such time shall be entitled to receive the number of shares of Common Stock which he would have owned or be entitled to receive had such shares of Series F Preferred been converted immediately prior to such time.

          (ii) In case the Corporation shall issue to all holders of shares of Common Stock rights or warrants entitling them to subscribe for the purchase of shares of Common Stock (or securities convertible into such shares) at a price per share of Common Stock (or having a conversion price per share of Common Stock) less than the current market price (determined as provided in Subparagraph (iv)) of shares of Common Stock on the record date mentioned below, the conversion price shall be adjusted so that the same shall equal a conversion price determined by multiplying the conversion price in effect immediately prior to the record date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of Common Stock and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made whenever such rights or warrants or securities convertible into shares of Common Stock are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants or securities convertible into shares of Common Stock, and to the extent that shares of Common Stock are not delivered) after the expiration of such rights or warrants the conversion price shall be readjusted to the conversion price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

          (iii) In case at any time there shall be a consolidation of the Corporation with or a merger of the Corporation with or into any other corporation or a sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation, each share of Series F Preferred shall, after such consolidation, merger or sale, be convertible into the number of shares of stock or other securities and the amount and kind of property to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series F Preferred would have been entitled upon such consolidation, merger or sale; and in any case, if necessary, the provisions in this Paragraph 7D with respect to the rights and interests thereafter of the holders of shares of Series F Preferred shall be appropriately adjusted so as to be convertible, as nearly as may reasonably be possible, to any shares of stock or other securities or property thereafter deliverable upon conversion of the shares of Series F Preferred.

          (iv) For the purpose of any computation under Subparagraph (ii) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily prices for the thirty consecutive business days commencing forty-five (45) business dates before the date in question. The price of each day shall be the closing price as reported by NASDAQ, or if not so available, the fair market price as determined by the Board of Directors, except that, if Common Stock of the Corporation shall have been listed or admitted to trading on any national securities exchange, the price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed.

          (v) In any case in which this Paragraph 7D shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (a) issuing to the holder of any Series F Preferred converted after such record date and before the occurrence of such event certificates representing the shares of Common Stock issuable upon such conversion, and (b) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Paragraph 7E; provided, however, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

          (vi) All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share of Common Stock, as the case may be.

          (vii) Anything in this Paragraph 7D to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the conversion price, in addition to those required by this Paragraph 7D, as it in its discretion shall determine to be advisable in order that any dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of shares of Common Stock, issuance of right or warrants, or distribution of shares of stock other than Common Stock, evidences of indebtedness or assets (excluding cash dividends) hereafter made by the Corporation to its shareholders shall not be taxable to them.

          (viii) Except as herein otherwise provided, no adjustment in the conversion price shall be made by reason of the issuance of shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, or securities carrying the right to purchase any of the foregoing.

     E. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series F Preferred, but in lieu of fractional shares the Corporation shall pay an amount in cash equal to the current market value of such fractional interest, computed on the basis of the closing price as reported by NASDAQ for the day prior to the day such conversion is effected or, if not so available, the fair market price as determined by the Board of Directors, except that if Common Stock of the Corporation shall have been listed or admitted to trading on any national securities exchange, the current market value shall be the closing price of Common Stock on the latest trading day prior to the day such conversion is effected on which shares of Common Stock were traded on the principal national securities exchange on which the Common Stock is admitted to trading or listed.

     F. After any adjustment of the conversion price has been made pursuant to Paragraph 7D hereof, the Corporation shall, as soon as possible, file with each transfer agent of Series F Preferred and the Common Stock a certificate signed by the Chairman or the President or a Vice President of the Corporation setting forth in reasonable detail the facts requiring the adjustment of the conversion price and specifying the adjusted conversion price.

     G. As long as any of the Series F Preferred remains outstanding, the Corporation shall take all steps necessary to reserve and keep available a number of its authorized but unissued shares of Common Stock sufficient for issuance upon conversion of all such outstanding shares of Series F Preferred.

     H. In case of the voluntary dissolution, liquidation, or winding up of the Corporation, all conversion rights of the holders of the Series F Preferred shall terminate on a date fixed by the Board of Directors, but not more than thirty (30) days prior to the record date for determining the holders of shares of Common Stock entitled to receive any distribution upon such dissolution, liquidation, or winding up. The Corporation shall cause notice of the proposed action, and the date of termination of conversion rights, to be mailed to the holders of record of the Series F Preferred not later than thirty (30) days prior to the date of such termination, and shall promptly give similar notice to each transfer agent for the Series F Preferred and for the Common Stock. Such notice shall also state the conversion price then in effect and shall state the terms of the plan of dissolution, liquidation or winding up.

     I. All certificates of Series F Preferred surrendered for conversion and the shares of Series F Preferred converted as provided herein shall be cancelled and retired and no further shares of Series F Preferred shall be issued in lieu thereof.


     J. The issuance of shares of Common Stock on conversion of shares of Series F Preferred shall be without charge to the holder for any fee, expense or tax in respect of such issuance, other than a fee, expense or tax which may be payable in respect of a transfer involved in the issuance or delivery of shares of Common Stock in any name other than that of the holder of record of the shares of Series F Preferred converted.

     K. The exercise of the conversion privilege shall be subject to such commercially reasonable regulations, not inconsistent with the foregoing provisions of this Section 7, as may from time to time be adopted by the Board of Directors of the Corporation.

                              CERTIFICATE

     The undersigned, John B. Rapp, hereby certifies that he is Vice President and Secretary of First of America Bank Corporation, a Michigan Corporation, and that the foregoing is a true and correct copy of a Resolution duly adopted at a meeting of the Board of Directors of said Corporation, duly held December 10, 1986 at which a quorum of the Directors were present and acting throughout and that such Resolution is in full force and effect and has not been amended, rescinded, or repealed as of the date hereof.


Dated:    December 10, 1986             /s/  JOHN B. RAPP
                                             John B. Rapp, Secretary


(SEAL)



                  FIRST OF AMERICA BANK CORPORATION
             Resolution Adopted by the Board of Directors
                          on January 19, 1994
                              Relating to
                     Preferred Stock Cancellation,
           Revocation of Series Designation and Restoration
            to Status of Authorized but Unissued Shares of
                Preferred Stock Free of Any Designation


     WHEREAS, all outstanding shares of Series F 9% Convertible
Preferred Stock of the Corporation (the "Preferred Issue") have been converted into common stock of the Corporation in accordance with the terms thereof set forth in the Articles of Incorporation;

     NOW THEREFORE, BE IT RESOLVED, that the Board of Directors hereby revokes and rescinds the series designation previously given to the Preferred Issue by the Board of Directors, and the shares of the Preferred Issue converted are hereby canceled, and all shares of the Preferred Issue having been restored to the status of authorized but unissued shares of Preferred Stock of the Corporation by operation of law shall be free of any designation or rights and preferences.

                              CERTIFICATE

     The undersigned, George S. Nugent, hereby certifies that he is an Executive Vice President and Secretary of First of America Bank Corporation, a Michigan corporation,a nd that the foregoing is a true and correct copy of a Preamble and Resolution duly adopted at a meeting of the Board of Directors of said Corporation held January 19, 1994, at which a quorum was present and acting throughout and that such Preamble and Resolution are in full force and effect and have not been amended, rescinded or repealed as of the date hereof.


Dated:    January 19, 1994              /s/  GEORGE S. NUGENT
                                             George S. Nugent
                                             Executive Vice President
                                             and Secretary



                                                     Exhibit (3)(i)(b)


                     CERTIFICATE OF AMENDMENT TO
                     THE ARTICLES OF INCORPORATION
                                  of
                   FIRST OF AMERICA BANK CORPORATION


     Pursuant to the provisions of Act 284, Public Acts of 1972
(profit corporations), or Act 162, Public Acts of 1982 (non-profit corporations), the undersigned corporation executes the following
Certificate:

1.   The present name of the corporation:
               First of America Bank Corporation

2.   The identification number assigned by the Bureau is:
               009-316

3.   The location of the registered office is:
               211 S. Rose Street, Kalamazoo, MI 49007

4. Article V of the Articles of Incorporation are hereby amended to read as follows:

     1.   The total authorized capital stock is:  210,000,000 shares

               Common Shares:  200,000,000, par value $10 per share

               Preferred Shares:  10,000,000, without par value

     2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

     A. No holder of stock of any series or class of the Corporation shall, as such holder, have any right to vote cumulatively for election of directors, or have any pre-emptive or preferential right of subscription for any stock of any class of the Corporation or for any obligations convertible into stock or for any right of subscription for, or any warrant or option for, the purchase of any thereof, other than such (if any) as the Board of Directors of the Corporation in its discretion may determine from time to time.

     B. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article V to divide and issue the shares of Preferred Stock in series, and by filing a certificate containing the resolution of the Board pursuant to the applicable law of the State of Michigan, to establish from time to time the number of shares to be included in each such series, and to prescribe the designation, powers, relative preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

          The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          (a) the number of shares constituting that series and the distinctive designation of that series;

          (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) whether shares of that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d) whether shares of that series shall be convertible into shares of any class or into shares of any series of any class at the option of the holder, or the Corporation, or upon the happening of a specified event; and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;


          (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

          (h) any other relative rights, preferences and limitations of that series as well as other variations in the relative rights and preferences as among different series.


     The foregoing amendment to the Articles of Incorporation was duly adopted on the 16th day of April, 1997 by the shareholders at a meeting. The necessary votes were cast in favor of the amendment.

     Signed this 12th day of May, 1997.

                                   By:  /s/  RICHARD V. WASHBURN
                                             Richard V. Washburn,
                                             Senior Vice President and
                                             Secretary